Contact: Dave Snyder Constellation Communications 667-218-7700 david.snyder@constellation.com FOR IMMEDIATE RELEASE Constellation Announces Board Chairman Transition and New Board Appointment BALTIMORE, Md. — (Aug. 5, 2026)— Constellation (Nasdaq: CEG) today announced that its Board of Directors has elected President and Chief Executive Officer Joe Dominguez to serve as Chairman of the Board, effective Aug. 4, 2026, and appointed Roger Crandall, Chairman, President and Chief Executive Officer of MassMutual, to the Board as an independent director, effective Aug. 5, 2026. Charles L. Harrington will serve as Lead Independent Director, reinforcing the company's strong governance framework and independent Board oversight. Crandall brings nearly four decades of leadership experience in financial services and has served as chief executive officer of MassMutual since 2010. MassMutual, a Fortune 100 company, is one of America’s largest mutual life insurance companies, serving more than four million customers with over $1 trillion in life insurance in force. Under Crandall’s leadership, the 175- year-old company has delivered strong long-term performance and exceptional value to its policyowners. He recently completed service as Chair of the Federal Reserve Bank of Boston and currently serves on several business, educational and nonprofit boards. Crandall earned an MBA from the Wharton School of the University of Pennsylvania and a bachelor's degree in economics from the University of Vermont. "Roger is an exceptional business leader with deep expertise in capital allocation, risk management, technology transformation and corporate governance," said Dominguez. "His perspective and experience will be invaluable as Constellation continues to execute its strategy and meet growing demand for reliable, carbon-free energy." "Constellation plays a critical role in powering economic growth and advancing a more reliable and sustainable energy future," said Crandall. "I look forward to working with the Board and leadership team to support the company's long-term success and value creation, all in service of building a better tomorrow for communities across the country." These appointments follow the resignation of Robert J. Lawless from the Board, effective Aug. 4, 2026. Lawless concludes a distinguished tenure spanning more than two decades of service to Constellation. He served on the board of legacy Constellation Energy Group from 2002 until its merger with Exelon in 2012, on the Exelon Board from 2012 to 2022, and as chairman of

Constellation following its separation from Exelon in 2022. His strategic insight, financial acumen, commitment to strong corporate governance and steadfast support of management helped position Constellation for sustained growth and industry leadership. "Few people have had a greater impact on Constellation's journey than Bob Lawless," said Dominguez. "From his service on the legacy Constellation board to supporting the company through our separation from Exelon, Bob has been a trusted counselor, thoughtful leader and steadfast advocate for our long-term success. His leadership helped lay the foundation for the growth and value creation we have achieved as an independent company, and we are deeply grateful for his service." Mr. Lawless brought decades of executive leadership, strategic planning and corporate governance experience to the Board. As the former chairman, president and chief executive officer of McCormick & Company, he provided valuable insight on issues affecting public companies and helped strengthen Constellation's focus on long-term shareholder value and disciplined leadership. "It has been an honor to serve on Constellation's Board and work alongside such a talented team," said Lawless. "I am proud of what the company has accomplished and confident it is well positioned for continued success." ### About Constellation Constellation Energy Corporation (Nasdaq: CEG), a Fortune 200 company headquartered in Baltimore, is the largest private-sector power producer in the world and the nation's largest producer of clean and reliable energy. With 55 gigawatts of capacity from nuclear, natural gas, oil, geothermal, hydro, wind and solar facilities, our fleet has the generating capacity to power the equivalent of 27 million homes, providing about 10% of the nation’s clean energy and delivering the around-the-clock reliability needed to power America's growing economy. We are also the largest nuclear energy company in the U.S. and a leading competitive retail supplier, serving approximately 2.5 million customer accounts nationwide, including 80% of the Fortune 100. We are committed to investing in innovation and new technologies to drive the transition to a reliable, sustainable and secure energy future. Follow Constellation on LinkedIn and X.